Exhibit 23.1
CONSENT OF UHY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-146638 and 333-139058), the Registration Statements on Form S-4 (Nos. 333-149326, 333-140302, and 333-136978) and the Registration Statements on Form S-8 (Nos. 333-139957 and 333-127092) of Allis-Chalmers Energy Inc. of our reports dated March 6, 2008, with respect to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this Amendment No. 2 to the Annual Report on Form 10-K/A for the year ended December 31, 2007.
/s/ UHY LLP
Houston, Texas
July 9, 2008